SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20005



                             FORM 8-K

                          CURRENT REPORT



                Pursuant to Section 13 or 15(d) of
                The Securities Exchange Act of 1934


                 Date of Report - January 10, 1994
                 (Date of earliest event reported)


                   Mountain Fuel Supply Company
        (Exact name of registrant as specified in charter)



     STATE OF UTAH                1-935              87-0407509
(State or other juris-         (Commission        (I.R.S. Employer
diction of incorporation        File No.)        Identification No.)
   or organization)




     180 East First South Street, Salt Lake City, Utah  84111
             (Address of principal executive offices)


 Registrant's telephone number, including area code (801) 534-5555





                          Not Applicable
  (Former name or former address, if changed since last report.)

                             FORM 8-K
                          CURRENT REPORT
Item 5.  Other Events.
      On January 10, 1994, the Public Service Commission of Utah (the "PSCU") issued a Report and Order concerning the general rate increase application filed by Mountain Fuel Supply Company ("Mountain Fuel" or the "Company") on April 2, 1993. See Mountain Fuel's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, Part II, Item 1. Legal Proceedings, Paragraph (c) and other reports referred to therein. The PSCU, in its order, authorized a return on equity of 11.0 percent and specified an annualized decrease in the Company's rates of $1.6 million. (In its application, as supplemented and revised, Mountain Fuel requested authorization to increase its rates to collect an annualized revenue deficiency of $10.3 million and requested a return on equity of 12.1 percent.)
      The PSCU, in its order, also approved stipulations on purchased gas, gathering, transportation, working gas and storage costs, the treatment of revenue credits generated by Mountain Fuel as a result of temporarily releasing firm capacity on Questar Pipeline Company's system, and the handling of working gas costs in the Company's gas balancing account. As a result of this stipulation on working gas costs, $2.1 million of costs reflected in Mountain Fuel's general rate case application were added to its gas balancing account.
      The PSCU, in its order, disallowed rate coverage for most of the Company's advertising expenses and incentive compensation costs. The PSCU also required the Company to recognize unbilled revenues for ratemaking purposes on a five-year phase-in basis. The PSCU's order does permit the Company to accrue for post-retirement benefit costs.
      Mountain Fuel's new rates to reflect the decrease authorized by the PSCU and the lower return on equity became effective January 1, 1994. The Company's rates to reflect its gas balancing account or pass-through application also became effective as of January 1, 1994. The net effect of the PSCU's orders in the Company's general rate case and pass-through application was an overall annualized revenue decrease of $6.5 million.
      The Company's management is currently reviewing the provisions of the PSCU's Report and Order and plans to file an application for rehearing within the statutory 20-day period.

                            SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               MOUNTAIN FUEL SUPPLY COMPANY
                                (Registrant)



January 10, 1994            By /s/D. N. Rose
    (Date)                          D. N. Rose
                               President and
                               Chief Executive Officer